Exhibit 99.1

Media Contact:

Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Investor Relations:

Eric Prouty, Advisiry Partners, 212.750.5800, eric.prouty@advisiry.com

Lynn Morgen, Advisiry Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Announces Pricing of Public Offering

of Class A Common Stock

FRAMINGHAM, MASS. – March 4, 2021 – Ameresco, Inc., (NYSE: AMRC), a leading clean technology integrator specializing in energy efficiency and renewable energy, today announced the pricing of its underwritten public offering of 3,200,000 shares of its Class A common stock at a public offering price of $44.00 per share. The offering consists of 2,500,000 shares offered by Ameresco and 700,000 shares offered by certain selling stockholders. The underwriters have the option to purchase up to 375,000 additional shares from Ameresco and up to 105,000 additional shares from a certain selling stockholder at the public offering price, less the underwriting discount, to cover overallotments, if any. The gross proceeds to Ameresco from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Ameresco, are expected to be approximately $110.0 million. Ameresco will not receive any proceeds from the sale of the shares by the selling stockholders. The offering is expected to close on March 9, 2021, subject to the satisfaction of customary closing conditions.

BofA Securities and Oppenheimer & Co. Inc. are acting as lead joint book-running managers and representatives of the underwriters for the offering. Baird, Canaccord Genuity, Guggenheim Securities and William Blair are also acting as joint book-running managers for the offering. Roth Capital Partners and Craig-Hallum are acting as co-managers for the offering.

Ameresco intends to use the net proceeds from this offering to repay in full the outstanding U.S. dollar balance under its revolving senior secured credit facility and for general corporate purposes, including potential tack on acquisitions, working capital and capital expenditures.

The shares are being offered pursuant to a shelf registration statement on Form S-3ASR, which became automatically effective upon filing with the Securities and Exchange Commission (SEC) on March 4, 2021.

This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement, when available, and the accompanying prospectus relating to the offering may also be obtained by contacting: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ameresco, Inc.

Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent clean technology integrator of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about the timing and completion of the public offering, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including risks and uncertainties related to whether or not Ameresco will be able to raise capital through the sale of shares of Class A common stock, market and other conditions, the satisfaction of customary closing conditions related to the public offering, the impact of general economic, industry or political conditions in the United States or internationally including the ongoing COVID-19 pandemic and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on March 2, 2021. There can be no assurance that Ameresco will be able to complete the public offering on the anticipated terms, or at all. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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